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                                                                      EXHIBIT 15

                               [MITSUI LETTERHEAD]

                                                              September 14, 2006

Penske Corporation
2555 Telegraph Road
Bloomfield Hills
Michigan 48302-0954

Attention: General Counsel

     RE: Acknowledgement with regard to the proposed Purchase Agreements, dated as of September 14, 2006, among Mitsui & Co., Ltd. ("Mitsui Japan"), Mitsui & Co. (U.S.A.), Inc. ("Mitsui USA"), the sellers identified on Exhibit A, Penske Corporation (the "Paying Agent") (each, a "Purchase Agreement", and together, the "Purchase Agreements"); capitalized terms used without definition have the meanings specified in each of the applicable Purchase Agreements.

Ladies and Gentlemen:

     Reference is made to the Purchase Agreements referenced above.

     Please be notified that Mitsui Japan has appointed Mitsui USA as its agent, and Mitsui USA has accepted such appointment, to pay the Mitsui Japan Purchase Price to the Paying Agent pursuant to Sections 1.4 and 1.5(c) of each of the Purchase Agreements.

     In that connection, we ask you in your capacity as the Paying Agent to acknowledge and confirm that the obligations of the Purchasers to pay the Purchase Price under Sections 1.4, 1.5(c) and 1.5(d) of each Purchase Agreement will be satisfied by delivery at the Closing by Mitsui USA to the Paying Agent
(i) of the Mitsui USA Purchase Price under such Purchase Agreement (on its own behalf and for its own account) and (ii) of the Mitsui Japan Purchase Price under such Purchase Agreement (on behalf of, and for the account of, Mitsui Japan).

     Please provide us with your acknowledgement and confirmation of the foregoing by countersigning this letter and faxing it to our counsel, Debevoise & Plimpton LLP, attention: Oliver Olah, at 212-521-7731, at your earliest convenience.

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     Thank you for your prompt attention to this matter.

                                        Very truly yours,

                                        MITSUI & CO., LTD.


                                        By: /s/ Tatsuo Nakayama
                                            ------------------------------------
                                        Name: Tatsuo Nakayama
                                        Title: General Manager
                                               1st Motor Vehicles Division


                                        MITSUI & CO. (U.S.A.), INC.


                                        By: /s/ Kazuki Okamura
                                            ------------------------------------
                                        Name: Kazuki Okamura
                                        Title: Senior Vice President and
                                               General Manager
                                               Machinery Division

We hereby confirm our agreement with the foregoing as described above. Signed this 14th day of September, 2006.


PENSKE CORPORATION, as Paying Agent


By: /s/ J. Patrick Conroy
    ------------------------------------
Name: J. Patrick Conroy
Title: Executive Vice President and CFO


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                                    EXHIBIT A

James Hislop
Alex Fuster
Chrislyn Penske Sheeler
Steve Pozatek
John Davies
Cheryl Aydelott
R. J. Peters & Company, LLC
EEW Legacy LLC
JCW Legacy LLC
BCW Legacy LLC
Gregory W. Penske
Roger S. Penske, Jr.
David R. Mitchell
Robert H. Kurnick, Jr.
J. Patrick Conroy
Steven Carrel
Walter P. Czarnecki
Lawrence N. Bluth
Paul F. Walters
Edward A. Tracz, Jr.
Ludvik F. Koci
Gregory Morrow
Mary Lou Pernicano
Brian Hard
Vincent Hartnett
Gregory Houfley


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